Exhibit 10.1
RESTRICTED STOCK AGREEMENT
(Under the Connecticut Water Service, Inc.
2004 Performance Stock Program)
     THIS AGREEMENT, made and entered into as of the 1st day of December, 2005 (the “Grant Date”) by and between CONNECTICUT WATER SERVICE, INC., a Connecticut Company, (the “Company”), and                                         , (the “Participant”).
W I T N E S S E T H :
     WHEREAS, the Company has been determined that the Participant is an eligible Employee under the Company’s 2004 Performance Stock Program (the “Plan”); and
     WHEREAS, the Company intends to grant a restricted stock award (the “Award”) to the Participant pursuant to the Plan and subject to the terms and conditions set forth in this Agreement;
     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained, the parties agree as follows:
     1. Capitalized Terms. All capitalized terms not defined herein shall have the meaning ascribed to them in the Plan.
     2. Restricted Shares Award.
          (a) Subject to the terms and conditions of this Agreement,                                          (___) shares of the common stock of the Company, without par value (the “Restricted Shares”) are hereby awarded to the Participant as additional compensation for services as an employee of the Company. The Restricted Shares shall be subject to forfeiture as described in Section 4 of this Agreement.
          (b) In order for the Award to take effect, the Participant shall execute and deliver a copy of this Agreement to the Company at the Company’s offices within ten (10) business days of the date on which the Participant has received this Agreement. If the Committee determines that the Restricted Shares shall be held in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Holder additionally shall execute and deliver to the Company (1) an escrow agreement satisfactory to the Committee, and (2) the appropriate blank stock powers with respect to the Restricted Shares covered by such agreements. If the Participant shall fail to execute this Agreement and, if applicable, an escrow agreement and stock powers, within ten (10) days after receipt thereof from the Company, the Award made hereunder shall be null and void.
          (c) Subject to the restrictions set forth in the Plan and this Agreement, the

Participant shall generally have the rights and privileges of a stockholder as to the Restricted Shares, including the right to vote such Restricted Shares, and to receive dividends paid thereon.
     3. Vesting; Acceleration.
          (a) Restrictions on the Restricted Shares shall hereafter lapse as to twenty percent (20%) of the Award on each of the second, third, fourth, fifth and sixth anniversaries of the Grant Date of the Award, provided that the Participant is still employed by the Company or a Subsidiary on each such anniversary date.
          (b) Notwithstanding Section 3(a) hereof, the Awards shall vest in full upon the Participant’s death or Disability while employed by the Company or a Subsidiary. The Award shall also vest in full upon the Participant’s retirement from the Company or a Subsidiary, provided that the Committee approves such retirement.
          (c) The Committee may from time to time, in its sole discretion, accelerate the vesting of the Award described in Section 3(a) above.
     4. Forfeiture. If the Participant terminates employment with the Company or a Subsidiary at any time prior to the date(s) upon which some or all of the Restricted Shares vest in full as set forth in Section 3(a) hereof, other than because of the Participant’s death, Disability or retirement approved by the Committee, the Participant shall forfeit all Restricted Shares that then remain unvested under this Agreement. If all or any portion of the Award made hereunder should be forfeited, the Participant hereby authorizes the Company to take all actions necessary to deduct the forfeited Restricted Shares from the Award and acknowledges that the Participant shall have no claim for such Restricted Shares or for compensation in any form whatsoever, as a result of such forfeiture.
     5. Legend. The certificate(s) representing the Restricted Shares shall bear the following legend until the end of the Restricted Period with respect to such Restricted Shares:
“Transfer of this certificate and the shares represented hereby is restricted pursuant to the terms of a Restricted Stock Agreement, dated as of                     , between Connecticut Water Service, Inc. and                     . A copy of such Agreement is on file at the offices of the Company.”
Stop transfer orders shall be entered with the Company’s transfer agent and registrar against the transfer of the Restricted Shares.
     6. Change-In-Control. Notwithstanding the provisions of Section 3(a) hereof, if a “Change-in-Control” (as defined in the Plan) occurs after the date of this Agreement, then the restrictions and other conditions applicable to the Award of Restricted Shares under this Agreement shall immediately lapse and be of no further force and effect.
     7. No Employment or Other Contractual Rights. No provision of this Agreement shall: (a) confer or be deemed to confer upon the Participant any right to continue in the employ of the Company or any Subsidiary or shall in any way affect the right of the Company or any Subsidiary to dismiss or otherwise terminate the Participant’s employment at any time for any reason with or without cause, (b) be construed to impose upon the Company or any Subsidiary any liability for any forfeiture of the Restricted Shares which may result under this Agreement if the Participant’s employment is so terminated, or (c) affect the Company’s right to terminate or modify any contractual relationship with the Participant if the Participant is not an employee of the Company or a Subsidiary.
     8. Changes in Capitalization. This Agreement and the issuance of the Restricted Shares shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceedings, whether of a similar character or otherwise.
     9. Governing Law; Interpretation. The terms of this Agreement shall be governed by Connecticut law, without regard to its choice of law provisions. This Agreement shall at all times be interpreted, administered and applied in a manner consistent with the provisions of the Plan. If any of the terms or provisions of this Agreement conflict with any terms or provisions of the Plan, then such terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of the Plan.
     10. Amendment; Modification; Waiver. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be authorized by the Committee and shall be agreed to in writing by the Participant.
     11. Miscellaneous. This Agreement (a) contains the entire Agreement of the parties relating to the subject matter of this Agreement and supersedes any prior agreements or understandings with respect thereto and (b) shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Participant, his or her heirs, devisees and legal representatives. In the event of the Participant’s death or a judicial determination of his or her incompetence, reference in this Agreement to the Participant shall be deemed to refer to his or her legal representative, heirs or devisees, as the case may be.
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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

Participant	CONNECTICUT WATER
	SERVICE,	INC.

By
Name:
Title:
Dated